Exhibit 99

GORMAN–RUPP ANNOUNCES PLANNED ACQUISITION

August 31, 2010 —The Gorman-Rupp Company (NYSE Amex: GRC) announces that it has reached an agreement in principle to purchase the business of National Pump Company, LLC subject to satisfactory completion of its due diligence review and execution of a definitive purchase agreement.

National, founded in 1969, is headquartered in Glendale, Arizona. Its principal products are vertical turbine line shaft and submersible pumps as well as centrifugal pumps, high pressure booster pumps and packaged pump station systems. National’s specialty expertise is in designing, manufacturing and distributing deep-well vertical turbine pumps for industrial process water supply, agricultural irrigation supply and municipal water supply. Additionally it provides specialty pumps for petroleum, mining and OEM applications. During 2009, National Pump had approximately $33 million in revenue from sales of its products through its Arizona headquarters and five other operating locations in California, Florida, Georgia, Mississippi and Texas.

Roger Jeschke, President and CEO of National, stated that he and Allen Hobratschk, Vice President and COO, “are looking forward to the opportunities resulting from blending National’s 41 years of specialty water supply pumps expertise with Gorman-Rupp’s 77 years of experience in the design and manufacture of centrifugal pumps and pumping systems and its broad international distribution network.” Both Jeschke and Hobratschk will remain with National Pump after completion of the transaction.

Jeffrey Gorman, President and CEO of Gorman-Rupp, stated he “was excited by the opportunities expected to arise from combining the National Pump Company with Gorman-Rupp’s brand name and operations, including Patterson Pump Company, American Machine and Tool Company and Gorman-Rupp Industries. National comfortably fits our operational philosophy with its profitability based on its long-established quality products, expertise, and brand reputation for its deep-well vertical turbine pumps and other products in markets that are complementary to our established markets.”

The planned business combination is expected to be completed by early October 2010.

Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477

For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397

The Gorman-Rupp company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.